LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT entered into effective as of this day, June 6, 2022 by and between KCT CREDIT UNION, an Illinois state-chartered credit union, located at 111 S Hawthorne Street, Elgin, Illinois (hereinafter sometimes referred to as “Credit Union”) and MINISTRY PARTNERS INVESTMENT COMPANY, LLC, a California limited liability company, located at 915 West Imperial Highway, Suite 120, Brea, CA 92821 (hereinafter referred to as “Borrower”).

Background Information

Borrower is engaged in the business of originating, investing in and/or acquiring commercial church loans secured by a first lien on commercial real property and desires to borrow money from Credit Union under a line of credit facility to assist in providing a short-term demand financing arrangement (“Line of Credit”). Credit Union will be granted (i) a minimum 25% compensating cash monies balance on deposit of the current Line of Credit outstanding balance; (ii) a first lien security interest in each such Commercial/Church Loan ( as hereinafter defined) that will serve as Collateral for the Line of Credit (iii) the proceeds from the sale of such Commercial/Church Loans unless Borrower substitutes a qualifying Commercial/ Church Loan as Collateral; and (iiii) other collateral (collectively, “Collateral”) to secure such Line of Credit and the Credit Union is willing to provide financing to assist in funding the origination and/or acquisition of such  Commercial/Church Loans. Borrower hereby acknowledges that the Line of Credit will be used for operating capital but can also be used to acquire, pledge and serve as an asset-backed credit facility that will support Borrower’s loan funding activities.

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

Operative Provisions

1.	Definitions.

“Advance” shall mean any provision of money or credit to or for the benefit of Borrower pursuant to this Agreement.

“Advance Date” shall mean the date the Credit Union credits for the benefit of Borrower the Loan Account funds or advances funds to enable Borrower to fund the origination of, or acquisition of a Commercial/Church Loan that will be held as Collateral for the Line of Credit pursuant to the instructions of an authorized executive officer of Borrower carried out in accordance with the Credit Union’s funding procedures.

“Advance Request” shall mean that document to be executed by Borrower and which shall serve as a cash advance request hereunder by Borrower, in the form of Exhibit A attached hereto, which may be changed from time to time at the sole discretion of the Credit Union.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Appraisal” means an appraisal that satisfies the requirements of an appraisal set forth in the Underwriting Guidelines, including a commercial evaluation report or desk top evaluation when warranted under Borrower’s credit loan policies then in effect and is otherwise in form and substance satisfactory to Credit Union.

“Base Rate” shall mean the Credit Union’s base commercial rate of interest which is established from time to time by the Credit Union, each change in the Base Rate to become effective, without notice to the Borrower, on the effective date of each change in the Base Rate.

“Borrowing Base” means an amount equal to up to 120.00% of the outstanding principal balance of Borrower’s Collateral Notes (including compensating balance of 25% of $5,000,000 LOC facility) in which Borrower owns a participation interest and which would otherwise be Eligible Notes, in each case pledged to Credit Union as Collateral from and after the Effective Date, as determined from time to time.

“Business Day”  shall mean Central Time on any Monday, Tuesday, Thursday & Friday from 8 am until 6 pm, and Wednesday from 11 am until 6 pm during which the Credit Union is open for the transaction of business in Elgin, Illinois. All payments made to the Line of Credit received after 6:00 pm shall be deemed to have been received the following Business Day.

“Call Date” has the meaning stated in Section 2(b).

“Cash Flow Available for Debt Service” means, with respect to the maker of any Collateral Note for the prior twelve (12) month period most recently ending, such maker’s annual Net Income (or change in net assets) plus interest expense related to the Collateral Loan (if taken out of such maker’s financial statement) plus depreciation (if taken out of such maker’s financial statement) plus amortization (if taken out of such maker’s financial statement), plus principal payments relating to the Collateral Loan, plus interest and principal on Debt of a Collateral Obligor if such Debt has a superior lien position to that of Borrower with respect to any collateral securing such Collateral Loans, for the prior twelve (12) month period most recently ending, provided, that, principal and interest must be derived from financial statement footnotes for any maker that has more than one Collateral Loan outstanding.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Illinois; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different articles or divisions of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Credit Union’s lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Illinois, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means:

(a) All Collateral Notes and other Collateral Loan Documents relating to such Collateral Notes pledged to Credit Union from time to time;

(b) All cash on deposit, paid or consideration received by Borrower from all Purchase Commitments held by, or subsequently obtained by, Borrower;
(c) All payment intangibles, payment rights, general intangibles and all other rights relating to or arising under the Collateral Loan Documents pledged to Credit Union from time to time;
(d) All property of Borrower, now owned or hereafter acquired, upon which Credit Union’s lien is purported to be created by the Collateral Loan Documents; and

(e) All books, records, and data containing any information, pertaining directly or indirectly to the Collateral and any right of Borrower to retrieve data and other information pertaining directly or indirectly to the Collateral from third parties.

The term “Collateral,” as used herein, shall also include (a) any other property or assets, real or personal, tangible or intangible, now existing or hereafter acquired, of Borrower that may at any time be or become subject to a security interest or lien in favor of Credit Union as security for the Indebtedness, and (b) all supporting obligations (including, but not limited to, all Mortgages, liens, security interests and guaranties relating to or arising under or in connection with the Collateral Notes), products and proceeds of the foregoing (including without limitation, insurance payable by reason of loss or damage to the foregoing property) and any property, securities, guaranties or monies of Borrower which may at any time come into the possession of Credit Union pursuant to such Collateral Loan Documents.

“Collateral Loan” means (a) a loan made by Borrower evidenced by a Collateral Note; (b) all rights, including all rights of repayment, under the Collateral Loan Documents and all other agreements, documents and instruments arising from such loan or relating thereto; and (c) all proceeds arising from such loan or relating thereto (including, but not limited to any collateral acquired by Borrower in the exercise of its rights under the Collateral Loan Documents).

“Collateral Loan Documents” means the Collateral Notes, the Mortgages, and all other agreements (including, without limitation, all security agreements, pledges or other agreements evidencing any lien or encumbrance securing a Collateral Note), guaranties, instruments and documents evidencing, securing, governing, guaranteeing, pertaining or relating to a Collateral Note.

“Collateral Note” means the promissory notes or other similar rights to payment executed by a Collateral Obligor and pledged by Borrower (whether as the lead lender or a participant) to Credit Union as Collateral, which are described in Exhibit B attached hereto (as the same may be amended from time to time).

“Collateral Obligor” means any Person who guaranteed or is otherwise obligated to pay or perform all or any portion of the indebtedness evidenced by a Collateral Note whether as a maker, co-signer or in any other capacity.

“Commercial/Church Loan” shall mean or refer to the deed of trust, Mortgage or other instrument granting to the Borrower, or the holder of such deed of trust, a priority first security lien upon the property therein described.

“Committed Line” shall be Five Million and No Dollars ($5,000,000) and shall mean that portion of the Maximum Line of Credit which the Credit Union agrees to provide assuming all conditions precedent to each Advance request have been met by the Borrower.

“Constituent Documents” means the organizational and governance documents and agreements of a Person.

“Credit Facility” has the meaning stated in Section 2 (a).

“Credit Union” shall mean KCT Credit Union, Elgin, Illinois, its successors and assigns.

“Debt” means as to any Person at any time (without duplication) all items of indebtedness, obligation or liability of a Person, whether mature or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

“Debt Service” means a sum equal to (a) the payments of principal and interest on a Collateral Note for the prior twelve (12) month period most recently ending, and (b) the payments of principal and interest on Debt of a Collateral Obligor for the prior twelve (12) month period most recently ending, if such Debt has a superior lien position to that of Borrower with respect to any collateral securing a Collateral Loan.

“Debt Service Coverage Ratio” shall mean, in respect of a Person and for any period of determination, the ratio, computed on a rolling prior twelve (12) month basis, of (a) Cash Flow Available for Debt Service to (b) Debt Service.

“Default” means any Event of Default or event which with notice and/or the passage of time would be an Event of Default.

“Effective Date” means the date the Loan and Security Agreement is entered into.

“Eligible Notes” means those Collateral Notes which comply with all of the following:

(a) Credit Union has a perfected first priority security interest in any such Collateral Note and in the other Collateral Loan Documents relating thereto and in any collateral or support obligations relating thereto.

(b) The Collateral Note complies with all applicable laws, rules, and regulations governing the Loan Documents.

(c) The Collateral Note is enforceable in accordance with its terms against the maker and the performance of any obligations thereunder has been completed by Borrower.

(d) Borrower has good and indefeasible title to such Collateral Note and the other Collateral Loan Documents, or portion thereof, and such Collateral Loan Documents are not subject to any lien except liens in favor of Credit Union. To the extent Borrower has sold participation interests in such Collateral Note and other Collateral Loan Documents, only the percentage interest of the Collateral Note not sold by Borrower shall be considered an Eligible Note.

(e) The indebtedness evidenced by such Collateral Note is not subject to any setoff, counterclaim, defense, dispute, recoupment, or adjustment.

(f) (A) The maker of such Collateral Note is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs, or (B) the Collateral Note is not “uncollectable” (a Collateral Note is “uncollectable” if it is the subject of any foreclosure order entered into by a court or carried out by law in a non-judicial proceeding, charged off by Borrower, or if the maker of the Collateral Note ceases to be a legal entity under applicable law).

(g) The Collateral Note is not owed by an affiliate, employee, officer, director or equity holder of Borrower.
(h) The Collateral Note complies with the covenants in this Agreement applicable thereto.

(i) With respect to Eligible Notes pledged as substitute Collateral under Section 5(b), each substitute Collateral Note:

(i) was originated or purchased by Borrower in the ordinary course of its business and in accordance with its Church and Ministry Loan Policy and is serviced by Borrower or a servicer in accordance with its credit and collection policy;

(ii) creates a valid, subsisting, and enforceable first priority security interest in Borrower’s favor in the property covered by the Mortgage and contains customary and enforceable provisions adequate for the realization against the collateral of the benefits of the security;

(iii) arises under a duly authorized, delivered and validly existing and enforceable Collateral Note and is secured by a Mortgage;

(iv) is a loan to an evangelical church or other religious organization that has been in operation for at least three (3) years, and is not an Affiliate of Borrower;

(v) at the time the loan was made or acquired, has a loan-to-value ratio which does not exceed 75.00% based upon the most recent Appraisal that was performed within twelve (12) months of the loan origination or acquisition date, or, if such loan is pledged more than two (2) years after the loan was originated or acquired, satisfies such loan-to-value ratio pursuant to a commercial evaluation report or desk top appraisal made available to Borrower;

(vi) at the time it is pledged, has a Debt Service Coverage Ratio of 1.25 to 1.00 based on the Collateral Obligor’s current financial statements;

(vii)	has an original amortization period of three hundred (300) months or less

(viii)	requires interest to be payable no less frequently than monthly on a current basis
(ix)	is a fully drawn, permanent whole debt obligation with no obligation for future advances and is not a construction loan;

(x) is fully assignable without any requirement to obtain the consent of, or give notice to, any person;

(xi)	is not delinquent;

(xii) is an “instrument” or “tangible chattel paper” within the meaning of Section 9.102 of the Code;

(xiii) is insured by a title insurance policy in the minimum amount equal to the original principal balance of such Collateral Note;

(xiv) is secured by mortgaged property which is insured by an insurance policy covering standard fire and traditional perils and provides for standard coverage against loss or damage;

(xv) if a participated Collateral Loan, (a) is subject to a participation agreement or loan documents which Borrower or the lead lender acts as administrative and collateral trustee or the lead trustee and (b) Borrower or the lead lender controls the enforcement and foreclosure of the Collateral Loan; and

(xvi) has not been previously pledged as collateral to another lender by Borrower; provided, however, if such loan has been pledged and released from any obligation to such lender, it may be used as a Collateral Loan under this Line of Credit.

“Event of Default” has the meaning stated in Section 12.

“Facility Note” means, collectively, any promissory note evidencing all or part of the Indebtedness from time to time (as any such note may be amended, modified or restated from time to time), a copy of which is attached hereto as Exhibit C.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Indebtedness” means (a) all indebtedness, obligations and liabilities of Borrower to Credit Union of any kind or character, now existing or hereafter arising, under the Facility Note, this Agreement, the other Loan Documents, (b) all accrued but unpaid interest on any of the indebtedness described in (a) above, (c) all obligations of Borrower to Credit Union under the Loan Documents, (d) all costs and expenses incurred by Credit Union in connection with the collection and administration of all or any part of the indebtedness and obligations described in (a), (b) and (c) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys’ fees and (e) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (a), (b), (c) and (d) above.

“Line of Credit” or “Loan” shall mean the credit facility governed hereby.

“Liquidity” shall mean the sum of all Borrower assets owned and held in cash or accounts which can be converted to cash within thirty (30) days, including but not limited to checking accounts, money market or savings, certificates of deposit, and marketable securities held in assets which can be converted to cash within thirty (30) days.

“Loan Account” shall mean that account established by the Credit Union pursuant to Section 2.e. hereof.

“Loan Documents” means this Agreement, the Facility Note, and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining to the Loan, but excluding the Collateral Loan Documents.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, condition or prospects of Borrower, (b) the ability of Borrower to pay or perform the Indebtedness, (c) any of the rights of or benefits available to Credit Union under the Loan Documents or (d) the validity or enforceability of the Loan Documents.

“Maturity Date” has the meaning stated in Section 2(k)

“Maximum Line of Credit” shall be Five Million and No Dollars ($5,000,000) and shall consist of the Committed Line; provided, however, that such limit complies with Credit Union’s applicable requirements under state law and its business lending policy then in effect.

“Minimum Collateralization Ratio”  means as of any Reporting Date, “means as of any Reporting Date, the percentage obtained by dividing the outstanding principal balance of Borrower’s Eligible

Notes pledged to Credit Union as Collateral by the outstanding principal amount of the Indebtedness less the amount of the compensating cash balance as of the date determined.”

“Maximum Rate” has the meaning ascribed to it in Section 2(i).

“Mortgage” means a mortgage or deed of trust executed in connection with a Collateral Note evidencing an encumbrance on real property.

“Net Income” means for any period, a Person’s before-tax net income for such period, as determined in accordance with GAAP; provided that, if such Person’s net income includes real property lease payments, such payments shall only be included in net income if a written lease agreement under which such leases payments arise has been executed; provided further that, if the tenant under the lease is an Affiliate of such Person, such payments shall only be included in such Person’s net income if such Person supplies written evidence of the prior twelve (12) months’ payment history under the lease agreement.

“Overadvance” has the meaning stated in Section 2(a).

“Permitted Encumbrances” means the following encumbrances: (a) liens for taxes, assessments, or governmental charges or levies not yet due and payable or liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) liens created by or pursuant to the Loan Documents; (c) prior liens in existence on the Effective Date which are reasonably substantiated by Borrower; (d) liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default; (e) liens securing the OSK VII, LLC credit facility; and (f) interests in Collateral Loans which have been sold under participation agreements.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, governmental authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Purchase Commitment” means a written commitment, subscription for or purchase agreement issued in favor of Borrower by an investor or group of investors pursuant to which that investor or group of investors commits to purchase an interest in a Collateral Loan.

“Prime Rate” shall mean the charged offered rate for a one-month term as published in the Wall Street Journal, each change in Prime Rate to become effective, without notice to the Borrower, on the date of publication of each such change.

“Reporting Date” means the date specified in a statement of value of Collateral delivered under Section 10(e).

“Required MCR” has the meaning stated in Section 2(c).

“Tangible Net Worth” shall mean total assets minus total liabilities less the sum of: goodwill, organization costs, receivables due from parties related to this credit, and other assets as specified by Credit Union as unacceptable, plus payables due to parties related to this credit, all measured in accordance with GAAP.

“Termination Date” shall mean the first to occur of (i) the maturity date stated in the Facility Note, or (ii) the occurrence of an Event of Default.

“Underwriting Guidelines” means the credit approval guidelines used by Borrower in the origination of Collateral Notes, a copy of which is attached to this Agreement as Exhibit D.

“Operating Line of Credit” has the meaning ascribed to it in Section 2(i).

2.	Credit Facility.

a) Credit Facility. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Credit Union hereby agrees to make the Loan (the “Credit Facility”) to Borrower in an amount equal to the lesser of (i) the Borrowing Base, or (ii) Five Million and No Dollars ($ 5,000,000), commencing on the Effective Date. If at any time the sum of the aggregate principal amount of the Loan outstanding hereunder exceeds the Borrowing Base, such amounts shall be deemed an “Overadvance.” Borrower shall repay the amount of such Overadvance plus all accrued and unpaid interest thereon upon in accordance with Section 2(b) of this Agreement. Notwithstanding anything contained herein to the contrary, an Overadvance shall be considered part of the Loan and shall bear interest at the interest rates set forth in the Note and be secured by this Agreement.

b) Overadvance. If at the close of business on any Business Day an Overadvance shall have occurred and be continuing, then prior to the close of business on the fifth (5th) Business Day after the occurrence of such event (such date, being a “Call Date”), Borrower shall prepay a portion of the Loan in an amount equal to the Overadvance, provided, however, no such payment shall be required if prior to the close of business on the Call Date, Borrower assigns to Credit Union pursuant to this Agreement a replacement Eligible Note (or Eligible Notes) that is (are) in an amount sufficient to cause Borrower to be in compliance with the Borrowing Base.

c) Minimum Collateralization. Borrower shall maintain at all times a Minimum Collateralization Ratio of at least 120.00% (the “Required MCR”). If at any time Credit Union determines that Borrower has failed to maintain the Required MCR, Borrower shall prepay a portion of the Loan (prior to the close of business on the fifth (5th) Business Day after notice to Borrower following such determination) in an amount sufficient to be in compliance with the Required MCR, provided, however, no such payment shall be required if Borrower assigns to Credit Union pursuant to this Agreement a replacement Eligible Note (or Eligible Notes) or pledges additional compensating cash monies that is (are) in an amount sufficient to cause Borrower to be in compliance with the Required MCR.

d) Maximum Line.  The sum of all outstanding advances under this Agreement shall not exceed the Maximum Line of Credit. Credit Union and Borrower agree that Five Million and No Dollars ($5,000,000) of the Maximum Line of Credit shall be offered by the Credit Union in the form of a Committed Line. Borrower is aware that Advances made under the Line of Credit must be aggregated with other loans to Borrower and Affiliates of Borrower for purposes of calculating Credit Union’s legal lending limit. Borrower represents and warrants, to the best of its knowledge, that Borrower does not exceed Credit Union’s loan to one borrower limits.

e) Loan Account. Borrower shall execute a Facility Note in the amount of the maximum Line of Credit and Credit Union shall maintain a Loan Account for the Borrower which shall be debited to the extent of any loans to or Advances for the account of Borrower made by Credit Union pursuant to this Agreement. Borrower’s Loan Account shall be credited with the proceeds received in good funds by Credit Union from a Purchase Commitment, and with such other funds actually received by Credit Union to reduce Borrower’s indebtedness under the Line of Credit. Credit Union shall render to Borrower a monthly statement of Borrower’s Loan Account established pursuant to this Agreement showing all debits and credits thereto, which statement of account shall be considered correct and binding upon Borrower unless Borrower furnishes to Credit Union, within seven (7) days from receipt of such statement, written notice of any exceptions thereto, each of which exception shall be specified in such notice. It is the intention of the parties that Borrower’s indebtedness under this Agreement shall be evidenced by this Agreement and the Facility Note.

f) Funding of Line . Credit Union will provide a Credit Facility clearing account upon which Borrower will draw funds either by check or by wire/electronic transfer in an amount equal to the Advance made on an Advance Date pursuant to Credit Union’s funding procedures as they may be amended from time to time by Credit Union in its sole discretion. The Credit Union’s obligation to fund Advances under the Line of Credit is subject to satisfaction of the following conditions precedent:

(1) The Committed Line portion of the Borrower’s Maximum Line of Credit shall not be exceeded;

(2) There shall exist no condition or event constituting an Event of Default as defined in Section 12 hereof or under the Facility Note;

(3) The warranties included in Section 7 hereof shall be true and correct as though made at such time of presentment and Borrower shall have performed, or caused to have been performed, all of its covenants under this Agreement through such time;

(4) Borrower shall have furnished the following documents to Credit Union with respect to each Advance:
(a)	A copy of the Advance Request, completed in all material respects and
(b)	Such other documentation as to any Eligible Note or Commercial/Church Loan held as Collateral under the Credit Facility as the Credit Union may reasonably request.

(c) A current form of Exhibit B, as amended, confirming the Collateral pledged under this Agreement.

All documentation shall be satisfactory in form and substance to Credit Union. All such documentation requiring the signature of the Borrower shall have been signed by a duly authorized officer of Borrower, and Credit Union shall be and it is hereby so authorized, to rely upon any signature on any such document as having been authorized.

Notwithstanding the occurrence of the Termination Date, the Credit Union, at its sole and absolute discretion, may thereafter permit the Borrower to draw funds hereunder in accordance with the terms, conditions and provisions hereof. Any draws permitted by Credit Union after the Termination Date shall not constitute an extension, renewal or modification of the Line of Credit or the Termination Date, the waiver by Credit Union of any Event of Default, or otherwise obligate the Credit Union to permit subsequent draws hereunder.

g) Additional Documentation.  Borrower covenants that it will promptly obtain and deliver, or cause to be obtained and delivered any additional loan or other documentation reasonably requested by Credit Union which is customary for lenders in the commercial church and ministry loan business in order to make each Collateral Note and Commercial/Church Loan marketable. Upon demand by the Credit Union, the Borrower shall deliver to the Credit Union any and all collateral pertaining to each Eligible Note and Commercial/Church Loan.

h) Repayment of Line of Credit. The entire principal outstanding under the Line of Credit, and all fees and interest accrued thereon, shall be payable, on the earlier of:

(1) The earliest date on which a Collateral Loan becomes past due for sixty (60) days or more; provided, however, that Borrower may cure such deficiency by delivering a substitute Eligible Note and Commercial/ Church Loan as Collateral or cash monies for the benefit of Credit Union within ten (10) days after receiving written notice of such deficiency;

(2) The date the Borrower assigns, sells, transfers, conveys, or commences foreclosure upon an Eligible Note or Commercial/Church Loan held as Collateral for the Credit Facility , or

(3)	Termination of this Agreement.

i) Interest on Line of Credit.  Borrower agrees to pay interest from the Advance Date until the repayment of such Advance in accordance with Section 2.h., above. The disbursed and unpaid principal balances of the Indebtedness secured hereby shall bear interest prior to repayment at a variable rate per annum (“Operating Line of Credit Rate ”) which shall, from day to day, be equal to the lesser of (a) the maximum effective variable contract rate of interest (“Maximum Rate”) which Credit Union may from time to time lawfully charge, or (b) a rate equal to Prime +.50%. It is agreed that interest on the Facility Note shall be calculated on the basis of a 365 (366 in leap year) day year unless calculation on that basis would result in Credit Union receiving interest at a rate in excess of the maximum rate of interest which Credit Union is permitted by law to contract for and charge, in which case such Indebtedness shall bear interest at such maximum rate. The Indebtedness shall also bear interest after maturity (whether by demand, acceleration or otherwise) at the maximum rate of interest which Credit Union is permitted by law to contract for and charge thereon.

j) Notice and Manner of Requesting Advances. All Advances shall be funded through a Credit Facility clearing account upon which Borrower will draw funds either by check or by wireless/electronic advance in an amount equal to the Advance Amount, to be funded in accordance with the Credit Union’s then current funding procedures, which procedures may change from time to time in its sole discretion. Borrower shall submit a copy of the Advance Request via written notice (U.S. Mail, fax transmission, or email and which is effective upon receipt), completed in all material respects and such other documentation as to an Eligible Note and Collateral to secure such advance as Credit Union may reasonably request. Credit Union shall fund the advance available to Borrower by crediting the Credit Facility Loan Account held at Credit Union within a reasonable time after Borrower requests such Advance. Borrower shall be deemed to have received the proceeds of the Advance when the Borrower’s Credit Facility Loan Account is funded by Credit Union and shall be liable pursuant to the terms of this Agreement for repayment of any Advances upon funding.

k) Termination of Line of Credit. This Agreement shall be effective as of June 6, 2022 and shall terminate on June 6, 2023 and no advances of any type will be permitted after this expiration date unless the facility is renewed. The Line of Credit shall renew automatically for a one year term unless Credit Union or Borrower furnishes written notice at least thirty (30) days prior to the Termination Date that it does not intend to renew the Agreement.

l) Credit Facility Fee.  Borrower agrees that a Line of Credit facility fee equal to 0.25% of the annual Maximum Line of Credit shall be charged by Credit Union and paid by Borrower on an annual basis for providing this credit facility. The commitment fee shall be paid annually within thirty (30) days of the Effective Date of this Agreement and any renewals thereof.

3.	Credit Union’s Security Interest and Lien

a) Grant of Security Interests. Borrower hereby pledges, assigns, conveys, transfers and grants to Credit Union a security interest in and to the following, and to the extent the documents, instruments or other items evidencing and representing the following have not been delivered to Borrower, Borrower hereby covenants and agrees to deliver such documents, instruments or other items (the “Collateral”) to Credit Union:

(1) Maintain a minimum compensating cash deposit balance of 25% of the credit facility line limit additionally:

(2) The Collateral Note for or with respect to each eligible Commercial/Church Loan funded in whole or in part with an Advance under this Line of Credit or delivered as Collateral for the Credit Facility, and all of the indebtedness evidenced by such Collateral Notes.

(3)	All of its right, title and interest in and to the other instruments securing the payment of the indebtedness evidenced by the Collateral Notes including, but not limited to, all escrows, prepaid special assessment payments included thereunder and

(4) all servicing rights and proceeds from the sale of servicing rights, (and Borrower hereby subrogates the Credit Union to its position as lien holder to ensure that Credit Union may, at its election, exercise, if necessary, in Borrower’s name, all of the rights of the beneficiary of said Collateral Note and other similar security instruments).

(5)	All proceeds from the sale or transfer of each Eligible Note.

(6) All deposits, monies or consideration received by or on behalf of Borrower with respect to each Eligible Note funded, in whole or in part with an Advance under this Line of Credit or delivered as Collateral for the Credit Facility, including, but not limited to, escrows for insurance, taxes and interest and payments made under the Eligible Note by the mortgagor.

(7) All proceeds of any hazard insurance which may arise from damage to or destruction of any Collateral directly or indirectly securing Borrower’s Indebtedness which may arise under this Agreement.

(8) Borrower’s right, title and interest in and to any private commercial insurance policy in effect with respect to such Eligible Note and Commercial/Church Loans made available to a Collateral Obligor including proceeds received thereof.

(9) Borrower’s right, title and interest in and to any hazard insurance, liability insurance and title insurance pertaining to the real properties securing the Eligible Notes and proceeds thereof.

(10) All appraisals, surveys, insurance certificates, and other loan documents pertaining to the Eligible Notes and Commercial/Church Loans delivered to the Credit Union.

(11) All general intangibles pertaining to the Eligible Notes and Commercial/Church Loans delivered to the Credit Union.

(12) All of the Borrower’s ledger and account cards, computer tapes, disks and printouts, and books and records of Borrower; and any and all other properties and assets of Borrower of whatever nature, tangible or intangible, wherever located and whether now or hereafter existing relating to the Eligible Notes and Commercial/Church Loans delivered to the Credit Union as Collateral.

b) Collateral Assignments. Notwithstanding the security interest granted by Borrower to Credit Union in the Collateral, Borrower understands and agrees that should Credit Union request, it shall deliver a separate Collateral Assignment of Note, Deed of Trust and Security Agreement with respect to each Eligible Note and Collateral Loan to be funded, in whole or in part with an Advance or Advances hereunder or held as Collateral for the Credit Facility. Notwithstanding the fact that separate instruments will be used, the security interests granted herein shall be in addition to the security interests granted in each such document, and not in substitution or cancellation thereof, so that Credit Union’s security interest in the Collateral shall be construed and expanded to the fullest extent possible.

c) Collateral Documentation. Borrower covenants and agrees to deliver to Credit Union such assignments, pledges, deeds, financing statements, consents, bailments, and other instruments, documents and agreements as Credit Union or its counsel may deem necessary or appropriate to evidence, confirm, effect or perfect any security interest granted or required to be granted under this Agreement, the Facility Note, or any other instrument or agreement as may be acceptable to Credit Union. Borrower hereby irrevocably authorizes the Credit Union in its discretion: (i) to file without the signature of the Borrower any and all financing statements, modifications and continuations in respect to the Collateral and the transactions contemplated by this Agreement (ii) to sign any such statement, modification or continuation on behalf of the Borrower if the Credit Union deems such signature necessary or desirable under applicable law and (iii) to file a carbon, photographic or other reproduction of any financing statement or modification if the Credit Union deems such filing necessary or desirable under applicable law provided that so long as no Event of Default is then continuing, the Credit Union shall accord the Borrower an opportunity to review and sign any proposed financing statement or modification (but not continuation), with the Credit Union exercising its authority hereunder to sign on behalf of the Borrower if the Borrower has not signed within a reasonable period of time (not to exceed thirty

(30) days) and provided further that the failure to send any such copy for review or signature shall not affect the validity or enforceability of any such signature and filing by the Credit Union. The Borrower shall promptly reimburse the Credit Union for all costs and expenses incurred in connection with the preparation and filing of any such document, including, but not limited to, stamp taxes, recording taxes, privilege taxes, and filing fees. The Credit Union shall send a copy of any such filing to the Borrower provided, however, that the failure to send that copy shall not affect the validity or enforceability of any such filing. The Credit Union shall not be liable for any mistake in or failure to file any financing statement, modification or continuation.

4. Note, Rate, Computation of Interest, and Prepayments . The Credit Facility shall be evidenced by a Note duly executed by Borrower and payable to the order of Credit Union, in form and substance acceptable to Credit Union. The principal of and interest on the Note shall be due and payable in accordance with the terms and conditions set forth in the Note and in this Agreement. All payments made by Borrower under this Agreement and the other Loan Documents shall be made to Credit Union at Credit Union’s offices as set forth herein in dollars and immediately available funds, without setoff, deduction or counterclaim, and free and clear of all taxes, at the time and in the manner provided in the Note. Borrower shall promptly, and in any event within ten (10) days of any such occurrence, prepay the Note as follows:

a) If Borrower receives proceeds from the sale of a Collateral Loan (under a Purchase Commitment or otherwise), Borrower shall prepay the Note in an amount sufficient to cause Borrower to comply with the Required MCR; and

b) If Borrower receives prepayment (in whole or in part) or payment in full of any Collateral Note (whether at maturity, by acceleration, from third party capital or otherwise), which causes a failure by Borrower to comply with the Required MCR, Borrower shall prepay the Note in an amount sufficient to cause Borrower to comply with the Required MCR; provided that, if Borrower exercises its right to substitute an Eligible Note as provided in Section 5(b), then no prepayment of the Note shall be required as a result of such prepayment.

5.	Collateral.

a) Borrower Remains Liable . Notwithstanding anything to the contrary contained herein, (i) Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of Credit Union’s respective duties and obligations thereunder to the same extent as if this Agreement had not been executed; (ii) the exercise by Credit Union of any of its rights hereunder shall not release Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral and (iii) Credit Union shall not have any obligation or liability under any of the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Credit Union be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

b) Substitution of Collateral Notes. If any Collateral Note is paid in full or is no longer an Eligible Note, Borrower may, at any time and from time to time, substitute one or more additional Eligible Notes in place of such Collateral Note, provided that the outstanding principal balance of such substitute Eligible Note is sufficient in amount to cause Borrower to comply with the Required MCR. Borrower shall execute any and all documents deemed necessary or required by Credit Union to evidence the assignment of any substitute Collateral Note, together with all security therefore (including the other Collateral Loan Documents relating thereto), to Credit Union.

c) Additional Documents . To secure full and complete payment and performance of the Indebtedness, Borrower shall execute and deliver or cause to be executed and delivered all of the Loan Documents reasonably required by Credit Union covering the Collateral. Borrower shall execute and cause to be executed such further documents and instruments, as Credit Union, in its reasonable discretion, deems necessary or desirable to create, evidence, preserve and perfect its liens and security interests in the Collateral. In the event any of the Loan Documents evidencing or securing the Indebtedness misrepresents or inaccurately reflects the correct terms and/or provisions of the Indebtedness, Borrower shall upon request by Credit Union and in order to correct such mistake, execute such new documents or initial corrected, original documents as Credit Union may deem reasonably necessary to remedy said errors or mistakes. Borrower shall execute such other documents as Credit Union shall deem reasonably necessary to correct any defects or deficiencies in the Loan Documents. Borrower’s failure to execute such documents as requested shall constitute an Event of Default under this Agreement.

d) Satisfaction of Indebtedness. Until the Indebtedness has been indefeasibly paid and fully satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted) and the commitments of Credit Union under the Credit Facility have been terminated, Credit Union shall be entitled to retain the security interests in the Collateral granted under the Loan Documents and the ability to exercise all rights and remedies available to Credit Union under the Loan Documents and applicable laws.

e) Collection and Servicing Rights . So long as no Event of Default shall have occurred and be continuing, Borrower or Borrower’s designated servicing agent shall be entitled to service, and shall continue to service the Collateral Loans, and to receive and collect directly all sums payable to Borrower in respect of the Collateral.

f) Release of Collateral. If on any monthly valuation date Borrower determines that the value of the Collateral Loans exceeds the amount necessary to maintain Required MCR of 120.00%, Borrower may request and receive a release of Collateral Loans, & Securities pledged up to the dollar amount sufficient for Borrower to maintain compliance with such Minimum Collateralization Ratio. So long as no Event of Default shall have occurred and be continuing, the release of Collateral Loans shall be subject to mutual agreement between Credit Union and Borrower on the specific Collateral Loans(s) to be released.

6.	Conditions Precedent.

a) Loan. The obligation of Credit Union to make the Loan under the Credit Facility is subject to the condition precedent that Credit Union shall have received, or such condition shall be otherwise satisfied, as of the Effective Date, to Credit Union’s satisfaction:

(1) Closing Certificate . A closing certificate of an officer of Borrower, which certifies: (1) the resolutions of Borrower authorizing the execution, delivery, and performance of the Loan Documents that Borrower is a party to; (2) certificates of the appropriate government officials and any governing body of Borrower, and (to the extent required by applicable law) any state any such Person is currently doing business as to the existence, qualification and good standing of Borrower, dated no more than ten (10) days prior to the Effective Date; (3) the true and correct Constituent Documents of Borrower; and (4) the names of the individuals or other Persons authorized to sign the Loan Documents that Borrower is a party to, together with specimen signatures of such Persons.

(2)	Loan Documents . The Loan Documents executed by Borrower.

(3) Lien Search. The results of a Code or other lien search showing all financing statements and other documents or instruments on file against Borrower in such locations as Credit Union may reasonably request, dated no more than ten (10) days prior to the Effective Date.

(4) Financing Statements . Code financing statements covering the Collateral shall have been filed with such filing offices as Credit Union may request.

(5) Collateral Notes . Borrower shall cause to be delivered to Credit Union or its designated agent or set aside in a secure location designated by Credit Union (who shall hold each Collateral Note for the benefit of Credit Union) (1) each Collateral Note, together with an allonge thereto payable to the order of Credit Union in form and content satisfactory to Credit Union, and (2) an assignment in blank relating to each Mortgage and the other recorded Collateral Loan Documents, in form and content satisfactory to Credit Union.

(6) Other Matters . Such other documents and agreements as may be required by Credit Union in its reasonable discretion, including, but not limited to, approval by the Credit Union’s Board of Directors of the Maximum Line of Credit.

7. Representations and Warranties . Borrower hereby represents and warrants to Credit Union as follows:

a) Existence. Borrower (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Borrower has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party.

b) Binding Obligations . The execution, delivery, and performance of the Loan Documents by Borrower have been duly authorized by all necessary action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

c) Known Defaults . Borrower is not knowingly in default in the performance of any obligations to other financial institutions or to federal, state or municipal authorities.

d) No Consent. The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby, do not (i) conflict with, result in a violation of, or constitute a default under (1) any provision of the Constituent Documents (if any) or other instrument binding upon Borrower, (2) or, to its knowledge, any law, governmental regulation, court decree or order applicable to Borrower, or (3) any contractual obligation, agreement, judgment, license, order or permit applicable to or binding upon Borrower,

(ii) require the consent, approval or authorization of any third party, or (iii) result in or require the creation of any lien, charge or encumbrance upon any property or asset of Borrower except as may be expressly contemplated in the Loan Documents.

e) Financial Condition. Each financial statement of Borrower supplied to Credit Union truly discloses and fairly presents Borrower’s financial condition as of the date of each such statement. There has been no material adverse change in such financial condition or results of operations of Borrower subsequent to the date of the most recent financial statement supplied to Credit Union.

f) Disclosure . No statement, information, report, representation, or warranty made by Borrower in the Loan Documents or furnished to Credit Union in connection with the Loan Documents or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which could reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to Credit Union.

g) Security Interest. Borrower has and will have at all times full right, power and authority to grant a security interest in the Collateral to Credit Union in the manner provided herein, free and clear of any lien, security interest or other charge or encumbrance other than for the Permitted Encumbrances.

h) Location. Borrower’s business office where the records concerning the Collateral are kept are at its address set forth on the signature page hereof.
i) Collateral Notes.

(1) Ownership; No Liens; Pledge to Credit Union. (1) Borrower is the sole owner of each Collateral Loan, free and clear of all liens (except for Permitted Encumbrances), & Securities (bonds etc..) pledged is fully authorized with the consent of Credit Union to sell, transfer, pledge and/or grant a security interest in each and every Collateral Loan; (2) each Collateral Loan is a good and valid loan representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Collateral Obligor therein named, for a fixed sum as set forth in the Collateral Loan Documents; (3) no Collateral Loan is subject to any defense, offset, counterclaim, discount or allowance, and, to its knowledge, each Collateral Loan will be collected when due; (4) none of the transactions underlying or giving rise to any Collateral Loan, to its knowledge, violate any applicable state or federal laws or regulations, and all documents relating thereto are legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (5) all agreements, instruments and other documents relating to any Collateral Loan are true and correct and in all material respects what they purport to be; (6) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Collateral Loan are genuine and all signatories and endorsers have full capacity to contract; (7) Borrower has maintained books and records pertaining to said Collateral Loan in such detail, form and scope as Credit Union shall reasonably require; and (8) Credit Union has a first perfected lien on the Collateral.

(2) Compliance with Laws; Enforceability; Modification; Required Documents, Etc. Each Collateral Loan and the Collateral Loan Documents related thereto

(1) was made and has been serviced, to its knowledge, in compliance, in all respects, with all requirements of applicable laws, rules and regulations for such loans, (2) is genuine, valid, duly authorized, properly executed and enforceable in accordance with the terms set forth therein, without defense or offset, (3) complies with the terms of this Agreement, and

(4) with respect to each Collateral Loan, has been fully advanced in the respective face amounts thereof.
(3) Underwriting. Each Collateral Note was underwritten, to its knowledge, in accordance with underwriting guidelines that are not less stringent than the Underwriting Guidelines.

(4) Collection Practices. The collection practices used with respect to each Collateral Note has been in all respects legal, proper, prudent and customary in the lending and servicing business with respect to loans similar to the loans evidenced by the Collateral Notes.

8. Covenants . Until all Indebtedness of Borrower under the Loan Documents is indefeasibly paid or performed, and Credit Union has no further commitment (if any) to lend under the Credit Facility, Borrower agrees and covenants as follows:

a) Maintenance . Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, agreements and franchises material to the conduct of its business.

b) Books and Records; Inspection Rights. Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities relating to the Collateral Notes. Borrower will permit any representatives designated by Credit Union, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. In addition, Borrower agrees to grant the Illinois Department of Financial and Professional Regulation with access to its books and records regarding the Collateral and Credit Facility pursuant to the provisions of Section 12 of the Illinois Credit Union Act.

c) Compliance with Laws . Borrower will comply with all laws, rules, regulations and orders of any governmental authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

d) Compliance with Agreements. Borrower will comply, in all material respects with any existing credit loan facility and all other material agreements, contracts, and instruments binding on it or affecting its properties, assets or business.

e) Purchase Commitments . Borrower shall promptly comply in all respects with the terms and conditions of all Purchase Commitments.

f) Notices ofMaterial Events . Borrower will furnish to Credit Union prompt written notice of the following:

(1)	the occurrence of any Default;

(2) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Borrower that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(3) any and all material adverse changes in Borrower’s financial condition and all claims made against Borrower that could materially affect the financial condition of Borrower.

Each notice delivered under this Section shall be accompanied by a statement of an officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

g) Ownership and Liens . Borrower will maintain good and indefeasible title to the Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for Permitted Encumbrances. Borrower will cause any financing statement or other security instrument with respect to the Collateral to be terminated, except for Permitted Encumbrances. Borrower will defend at its expense Credit Union’s right, title and security interest in and to the Collateral against the claims of any third party.

h) Collateral Notes . Borrower will take such action as may be reasonably requested by Credit Union in order to cause all Collateral Notes to be valid and enforceable and will cause all Collateral Notes to have only one original counterpart. Upon written request, Borrower will deliver to Credit Union or its agent all Collateral Notes. Borrower will not deliver possession of such Collateral to any other Person and upon written request from Credit Union, will mark each Collateral Notes with a legend indicating that such Collateral Note is subject to the security interest granted hereunder. So long as Borrower complies with the Required MCR and is otherwise in compliance with the Agreement, Borrower may sell Collateral Notes in whole or in part, whether by participation or otherwise.

i) Fundamental Change . Unless Borrower notifies Credit Union in advance, furnishes a reasonable business purpose for such change and obtains Credit Union’s consent (which shall not be unreasonably withheld, conditioned or delayed), Borrower will not (i) make any material change in the nature of its business as carried on as of the Effective Date, (ii) liquidate, merge or consolidate with or into any other Person, (iii) make a change in the jurisdiction in which it is organized, or (iv) permit any change in (1) the location of any Collateral, (2) the location of any records concerning any Collateral, or (3) the state of Borrower’s organization to another jurisdiction.

j) Transfer or Encumbrance . Except as otherwise permitted by this Agreement, Borrower will not (i) sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral, (ii) grant a lien or security interest in or execute, file or record any financing statement or other security instrument with respect to the Collateral, or (iii) deliver actual or constructive possession of any of the Collateral or its property to any Person other than Credit Union, Credit Union’s agent or, to the extent a third party is servicing such Collateral, such third party.

k) Impairment of Security Interest. Borrower will not take any action that would in any manner impair the enforceability of Credit Union’s security interest in any Collateral.

l) Compromise of Collateral. Borrower will not (or will not permit any Person to) adjust, settle, compromise, amend or modify any Collateral, except an adjustment, settlement, compromise, amendment or modification in good faith and in the ordinary course of business; provided, however, this exception shall terminate following written notice from Credit Union upon the occurrence and during the continuation of an Event of Default. Borrower shall provide to Credit Union such information concerning (i) any adjustment, settlement, compromise, amendment or modification of any Collateral, and (ii) any claim asserted by any account debtor for credit, allowance, adjustment, dispute, setoff or counterclaim, as Credit Union may reasonably request from time to time.

m) Certain Agreements. Borrower will not and will not permit any Person to agree to any material amendment or other material change to or material waiver of any of its rights under any Collateral Loan.

n) Limitations on Credit and Collection Policies. Borrower will not permit and will not allow any Person to make any change in servicing standards applicable to a Collateral Loan, which change would, based upon the facts and circumstances in existence at such time, reasonably be expected to materially adversely affect the collectability, credit quality or characteristics of the Collateral Loans, taken as a whole, the ability of Borrower to exercise any of its rights and remedies under any Collateral Loan Document, or the ability of Credit Union to exercise any of its rights and remedies hereunder or under any other Loan Document.

o) Collateral Loan Financial Statements . Each Collateral Loan extended by Borrower after the Effective Date, and each renewal or extension of a Collateral Loan by Borrower after the Effective Date, shall require the maker of the related Collateral Note to deliver to Borrower, within one hundred and fifty (150) days after the end of each fiscal year of such maker, a financial statement to include a balance sheet and income statement of such maker, as of the end of such fiscal year.

p) Renewal and Extension of Collateral Loans . Borrower shall not renew or extend a Collateral Loan unless (i) Borrower has obtained and delivered to Credit Union a recent Appraisal of the real property securing such Collateral Loan which complies with Borrower’s credit policies and procedures, which may be waived with Credit Union’s consent, (ii) such Collateral Loan will continue to amortize over the same number of months as stated in the Collateral Note prior to the renewal and extension thereof, (iii) each Collateral Obligor of such Collateral Loan that is not a natural person is in good standing under the laws of its jurisdiction of organization, (iv) Borrower shall thereafter service such Collateral Loan, and (v) if the maker of such Collateral Loan has a negative annual Net Income or a Debt Service Coverage Ratio of less than 1.00 to 1.00, in either case based on the collateral report compiled from the most recent current financial statement of such maker, such maker is thereafter required to provide to Borrower, within forty-five (45) days after the end of each calendar quarter, financial statements to include a balance sheet and income statement of such maker, as of the end of such calendar quarter all in form and in reasonable detail satisfactory to Borrower and duly certified (subject to year-end review adjustments) by an appropriate officer of such maker as being true and correct in all material aspects to the best of such officer’s knowledge (subject to year-end adjustments).

q) Payment of Amounts Due . Borrower will pay the fees, interest and principal on Advances and the debit balance, if any, of Borrower’s Loan Account and Facility Note executed pursuant hereto in accordance with the terms hereof and thereof, and will observe, perform and comply with every covenant, term and condition herein and therein expressed or implied on the part of Borrower to be observed, performed or complied with.

r) Accounts and Reports . Borrower will maintain a standard system of accounting in accordance with generally accepted accounting principles and practices and will furnish to Credit Union any financial reports or other information requested as normally prepared by the Borrower. At reasonable times Credit Union may inspect and copy Borrower’s books and records.

s) Adverse Changes. Borrower will promptly notify Credit Union of any material adverse change in its financial condition, of the occurrence of an Event of Default hereunder, or of the filing of any suit or proceeding in which an adverse decision could have a material adverse effect upon it or its business.

t) Use of Proceeds . Borrower will not request an Advance under the Line of Credit or otherwise use or attempt to use the proceeds of any such Advance other than to fund the origination or acquisition of an Eligible Note, Commercial/Church Loan for which Borrower requests funding under the Line of Credit or for the purpose of pledging the Advance with an Eligible Note and Commercial/ Church Loan under the Credit Facility.

u) Net Worth, Liquidity, and Debt-to-Equity.
(1)	Borrower’s Tangible Net Worth will at all times remain above $5,000,000.00.

(2) Borrower’s Net Worth shall at all times meet or exceed five percent (5%) of Borrower’s total liabilities.

(3) Borrower’s Liquidity shall at all times meet or exceed 110% of the outstanding amount due on the .Facility Note as of the end of each calendar month. In the event Borrower fails to meet the liquidity covenant as of the end of any calendar month, Borrower agrees to take commercially reasonable actions to cure such deficiency within thirty (30) days of the end of such reporting date. For the avoidance of doubt, Borrower may satisfy such deficiency by pledging Collateral in an amount equal to two hundred percent (200%) of such deficiency.

9. Borrower’s Covenants with Respect to Collateral Loans . Borrower covenants with respect to each Eligible Note and Commercial/Church Loan to be funded hereunder or to be held as Collateral for the Credit Facility that each such Collateral Loan will meet satisfy the following conditions:

a) Title Insurance . Such Eligible Note and Commercial/Church Loan will have received a title insurance policy in favor of the Borrower or title opinion required by federal and state laws.

b) Validity and Enforceability. To the best of Borrower’s knowledge, each deed of trust, Mortgage, Collateral Note, promissory note or bond, and similar instrument included in each Eligible Note and Commercial/Church Loan shall have been executed by a person legally competent to execute such papers and shall be a legally valid and enforceable obligation of said person. In addition each Eligible Note, promissory note or similar instrument will be a negotiable instrument under the laws of the state having jurisdiction over such note and the negotiability thereof, and the endorsement of such note or instrument by Borrower, whether such endorsement appears on the body of the note or is accomplished by use of an allonge, is an effective endorsement of the note which does not and will not adversely affect the negotiability of such note or instrument.

c) Maintain Security Interest of Credit Union. Borrower will furnish to Credit Union such documents as Credit Union may at any time deem necessary or desirable to perfect and maintain in perfected status Credit Union’s security interest in the Collateral hereunder, to enable Credit Union to enforce any Eligible Note and Collateral Loan or to enable Credit Union to make direct sales and transmittals of Eligible Notes and Collateral Loans to potential investors, and have the proceeds of such sales remitted directly to Credit Union.

d) Cooperate with Credit Union. Borrower will cooperate at all times through its officers, agents, employees and directors with all officers, agents, employees, attorneys, audit representatives, and accountants of the Credit Union with respect to this Agreement and all actions contemplated or permitted hereunder.

10. Reporting Requirements . Until all Indebtedness of Borrower under the Loan Documents is indefeasibly paid and satisfied, and Credit Union has no further commitment to lend under the Credit Facility, Borrower agrees and covenants that it will furnish or cause to be furnished the following:

a) Interim Financial Statements . As soon as available, and in any event within thirty (30) days after the end of each calendar month, financial statements to include a balance sheet, income statement and cash flow statement of Borrower, as of the end of such calendar month all in form and in reasonable detail satisfactory to Credit Union and duly certified (subject to year-end review adjustments) by an appropriate officer of Borrower (i) as being true and correct in all material aspects to the best of such officer’s knowledge (subject to year-end adjustments), and (ii) as having been prepared in accordance with GAAP. Borrower further agrees to make available to a copy of Borrower’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission, if requested. Borrower may satisfy this delivery requirement by furnishing notification that its quarterly reports have been electronically filed on the EDGAR System of the U.S. Securities and Exchange Commission.

b) Annual Financial Statements and Tax Returns . As soon as available and in any event (i) within one hundred twenty (120) days after the end of each fiscal year, a financial statement to include a balance sheet, income statement and cash flow statement of Borrower, as of the end of such fiscal year, audited by independent certified public accountants which are registered with the Public Company Accounting Oversight Board (PCAOB), and (ii) within one hundred twenty (120) days after the end of each fiscal year, notice that its Annual Report on Form 10-K has been filed electronically on the EDGAR System of the U.S. Securities and Exchange Commission. If requested by Credit Union, Borrower further agrees to deliver a copy of its most recent tax return filed with the Internal Revenue Service within thirty (30) days after such request is made.

c) Management Letters . Promptly upon receipt thereof Borrower shall furnish to Credit Union a copy of any management letter or written report submitted to Borrower by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of Borrower.

d) Notice of Default and Events of Default. As soon as possible and in any event within five (5) Business Days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by Borrower with respect thereto.

e) Borrowing Base; Reports on Collateral and Covenants . As soon as available and in any event within twenty (20) days after the end of each calendar month or more often as may be required by Credit Union, (i) a Borrowing Base report, (ii) a servicing report relating to the Collateral Loans in form and content satisfactory to Credit Union in its reasonable discretion, and (iii) in connection with the collateral Borrowing Base report delivered to Credit Union for the month following the month in which Borrower receives the current financial statements, copies of such current financial statements and an analysis of each Collateral Obligor’s compliance with the financial covenants under the Collateral Loan Documents. Borrower further agrees to deliver a certificate of valuation of the Collateral and confirmation that it has complied with the financial covenants set forth in Section 8(u) certified by an authorized officer of Borrower within twenty (20) days after the end of each calendar month.

f) General Information. Borrower shall promptly deliver such other information concerning Borrower or the Collateral Loans as Credit Union may request.

11. Rights of Credit Union.Credit Union shall have the rights contained in this Section at all times that this Agreement is effective.

a) Financing Statements . Borrower hereby authorizes Credit Union to file one or more financing or continuation statements, and amendments thereto, relating to the Collateral.

b) Power of Attorney. Borrower hereby irrevocably appoints Credit Union as Borrower’s attorney-in-fact, such power of attorney being coupled with an interest, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise, from time to time following the occurrence and during the continuation of an Event of Default in Credit Union’s reasonable discretion, to take any action and to execute any instrument which Credit Union may deem necessary or appropriate to accomplish the purposes of this Agreement.

c) Performance by Credit Union. If Borrower fails to perform any agreement or obligation provided for in any Loan Document (unless waived by Credit Union) within ten (10) days after Credit Union furnishes notice to Borrower of its obligations under a Loan Document, Credit Union may itself perform, or cause performance of, such agreement or obligation, and the expenses of Credit Union incurred in connection therewith shall be a part of the Indebtedness, secured by the Collateral and payable by Borrower on demand.

d) Borrower’s Receipt of Proceeds . Upon the occurrence and during the continuation of an Event of Default, all amounts and proceeds (including instruments and writings) received by Borrower in respect of the Collateral shall be received in trust for the benefit of Credit Union hereunder and, upon the written request of Credit Union, shall be segregated from other property of Borrower and shall be forthwith delivered to Credit Union in the same form as so received (with any necessary endorsement) and applied to the Indebtedness in accordance with the Loan Documents.

e) Notification of Collateral Obligors . Credit Union may at its reasonable discretion from time to time during the continuation of an Event of Default notify any or all

Collateral Obligors under any Collateral Note to make payment of all amounts due or to become due to Borrower thereunder directly to Credit Union.

f) Collection of Collateral Loans; Management of Collateral. Nothing herein contained shall be construed to constitute Credit Union as agent of Borrower for any purpose whatsoever, and Credit Union shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). Credit Union shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Collateral Loans or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). Credit Union, by anything herein or in any assignment or otherwise, does not assume any of the obligations under any contract or agreement assigned to Credit Union and shall not be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

12. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

a) Payment Default. The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on the Indebtedness owing to Credit Union by Borrower or any other indebtedness or obligations due and owing from Borrower to Credit Union under the Loan Documents from time to time and such failure, refusal or neglect shall continue without being cured for a period of ten (10) days from the date such payment is due.

b) Performance or Warranty Default. Except as otherwise provided in this Section 12, the failure of Borrower to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents or any other agreement with Credit Union which is not cured within ten (10) Business Days following written notice from Credit Union to Borrower; provided, that (i) if such default cannot be cured within ten (10) Business Days, (ii) Borrower has, within such period, taken such actions as deemed reasonably necessary and appropriate by Credit Union to cure such default, and (iii) Borrower shall continue to diligently pursue such actions, such cure period shall be extended for a period of thirty

(30)	days.

c) Representations. Any representation contained herein or in any of the other Loan Documents made by Borrower is false, misleading or erroneous in any material respect when made or when deemed to have been made.

d) Default under other Debt. The occurrence of any event which permits the acceleration of the maturity of any Debt for borrowed money in an aggregate principal amount in excess of One Million Five Hundred Thousand And No/100 Dollars ($1,500,000.00) owing by Borrower to any third party under any agreement or understanding.

e) Insolvency. If Borrower (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; or (iii) has a liquidator, receiver, trustee or custodian appointed for, or take possession of, all or substantially all of its assets.

f) Failure to Comply. The failure of the Borrower to comply with the requirements of Section 2(b).

g) Judgment. The entry of any judgment against Borrower or the issuance or entry of any attachments or other liens against any of the property of Borrower for an amount in excess of One Million Two Hundred and Fifty Thousand And No/100 Dollars ($1,250,000.00) (individually or in the aggregate) if uninsured, undischarged, unbonded or undismissed on the date on which such judgment could be executed upon.

h) Action Against Collateral. The Collateral or any portion thereof is taken on execution or other process of law in any action.

i) Action of Lien Holder. The holder of any lien or security interest on the Collateral (without hereby implying the consent of Credit Union to the existence or creation of any such lien or security interest on the Collateral), declares a default thereunder or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

j) Material Adverse Effect. Any event shall have occurred or is continuing which shall have had a Material Adverse Effect.

k) Loan Documents . (i) The Loan Documents shall at any time after their execution and delivery and for any reason cease (1) to create a valid and perfected first priority security interest (subject to Permitted Encumbrances) in and to the Collateral; or (2) to be in full force and effect or shall be declared null and void, or (ii) the validity of enforceability the Loan Documents shall be contested by Borrower or any other Person party thereto or Borrower shall deny it has any further liability or obligation under the Loan Documents.

13. Credit Union’s Rights and Remedies Upon Default. Upon the occurrence of an Event of Default or upon default in any payment of principal or interest when due or at the time or on the terms provided in any instrument evidencing or related to the Indebtedness of Borrower arising hereunder or in connection herewith, the Indebtedness arising hereunder shall, at the absolute option of Credit Union, become immediately due and payable, or upon the non- performance by Borrower or any secondarily liable party of any of the agreements or covenants contained herein or in any of the papers related to the Indebtedness arising hereunder or in connection herewith, the said Indebtedness shall at the absolute option of the Credit Union become immediately due and payable, and in any such event Credit Union shall have full power and authority at any time or times thereafter to exercise all or any one or more of the remedies and shall have all of the rights of a secured party under the Uniform Commercial Code of Illinois (Code), and is hereby authorized immediately to sell the whole or any part of the Collateral for the Indebtedness evidenced hereby and by the Facility Note, or any substitute therefore or additions thereto, at any brokers’ board or at public or private sale, at the sole option of Credit Union, without notice of the amounts due or claimed to be due, without demand for payment, without advertisement and without notice of sale, each and all of which is hereby expressly waived, except such notice as is required under said Code and to apply the net proceeds of such sale after deduction of all expenses for collection, sale or delivery, including, but not limited to, attorney’s fees and expenses, to the payment of the Indebtedness to Credit Union specifically secured hereby, returning the surplus, if any, to Borrower unless other disposition thereof is required by said Code. Upon any sale by virtue hereof, Credit Union may purchase, unless otherwise prohibited by said Code, the whole or any part of the aforesaid Collateral discharged from any statutory right of redemption, equity or redemption, exemption from execution, or similar rights all of which are hereby expressly waived and released. Any requirement of said Code for reasonable notice shall be met, if such notice is mailed, postage prepaid, to Borrower at the address of Borrower as shown on the records of Credit Union at least five (5) days prior to the time of the sale, disposition or other event or thing giving rise to the requirement of notice.

a)  Set-off. It is further agreed that any moneys or other property at any time in the possession of Credit Union belonging to Borrower and held for the benefit of a Collateral Obligor, and any deposits, balance of sums at any time credited by or due from Credit Union to Borrower, may at all times, at the option of Credit Union, be held and treated as collateral security for the payment of liability of Borrower to Credit Union as provided hereunder and under the terms of the Facility Note, and Credit Union may, at its sole option and at any time or from time to time after default, set off the amount due or to become due hereon against any claim of Borrower against Credit Union. To effect these rights Borrower agrees, upon request by Credit Union, immediately to endorse, sign and execute all necessary instruments as Credit Union may request.

b) Exercise of Rights and Remedies . No delay or omission to exercise any right, remedy or power shall impair the right, remedy or power nor shall be construed to be a waiver of any Event of Default or an acquiescence therein. No waiver of any Event of Default shall extend to any subsequent Event of Default. Nothing contained in this Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.

14. Termination. This Agreement shall terminate on the Termination Date, unless terminated earlier due to a breach by Borrower provided, however, the indebtedness arising under this Agreement shall mature as provided in Section 2(k). hereof. Termination of this Agreement shall not affect the rights, liabilities, and obligations of the parties with respect to Collateral Loans funded prior to or after termination, or with respect to any security therefore. At the termination, Borrower shall pay to Credit Union in full all obligations which may have arisen under this Agreement, specifically including the payment of the debit balance of the Loan Account and the Facility Note. The Agreement may also be terminated (i) within ninety (90) days of receipt of a letter delivered by the Illinois Department of Financial and Professional Regulation to Credit Union advising that it cease and desist from further operations cease on the grounds that the safety and soundness of the Credit Union is threatened; or (ii) immediately in the event that the parties hereto receive notice from the Department Secretary that Credit Union will suffer immediate, substantial and irreparable harm if it remains a party to this Agreement.

15. Indemnity. Borrower shall indemnify Credit Union and hold Credit Union harmless against each and every cost, loss, or expense, including court costs and attorney’s fees, arising from any failure of Borrower to comply with any governmental or regulatory requirements in connection with any Collateral Loan.

16. Miscellaneous.

a) Place of Payment of Obligations . All sums payable to Credit Union hereunder shall be paid in Elgin, Illinois, at Credit Union’s principal Credit Union office, the address of which is set forth above, or such other place as Credit Union may designate.

b) Notices . All notices, requests, consents and demands shall be in writing and shall be mailed by certified or registered mail, return receipt requested, postage prepaid, to the addresses of Borrower and Credit Union, respectively, at the addresses above set out.

c) Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the termination of this Agreement with respect to all Collateral Loans made hereunder prior to such termination, until payment in full of Borrower’s obligations hereunder and under the Facility Note. All statements contained in any certificate or other instrument delivered by Borrower hereunder shall be deemed to constitute representations and warranties made by Borrower.

d) Parties in Interest. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

e) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

f) Governing Law. This Agreement shall be deemed a contract made under the laws of Illinois, and shall be construed and enforced in accordance with and governed by the laws of the state of Illinois.

g) Counterparts . This Agreement may be executed simultaneously in several counterparts, all of which together shall constitute one and the same instrument.

h) Expenses of Enforcement. Borrower agrees to pay all reasonable attorneys’ fees, expenses and other costs and charges incurred in the execution of the transaction described herein, including, but not limited to, the documentation thereof, the collection of any indebtedness arising under this Agreement, the enforcement of the Credit Union’s rights hereunder, the protection and preservation of any Collateral securing any indebtedness hereunder, the perfection of any security interest or lien contemplated hereby, and maintaining the perfective status of the same. Borrower’s Loan Account may be debited by the amount of such expenses the payment of which shall be secured in the same manner as loans made hereunder.

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IN WITNESS WHEREOF, the parties, through their authorized officers have executed this Agreement effective as of the date set out above on this 6th day of June, 2022.

KCT CREDIT UNION, an Illinois State chartered credit union		MINISTRY PARTNERS INVESTMENT COMPANY, LLC, A California limited liability company
By	/s/ Joseph Menolascino	By	/s/ Brian Barbre
	Joseph Menolascino, its VP of Operations & Lending		Brian Barbre, its Chief Financial Officer